Exhibit 10.11

THE TORO COMPANY
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

Amended and Restated Effective January 1, 2017

PAGE i

9.7	Singular and Plural	14
9.8	Severability	14
9.9	Discharge of Obligations	14
9.10	Governing Law	14
9.11	Successors	14
9.12	No Assurance of Tax Consequences	14
9.13	Code Section 409A	14

PAGE ii

THE TORO COMPANY
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
Amended and Restated Effective January 1, 2017
The Toro Company hereby amends and restates its Deferred Compensation Plan for Non-Employee Directors. This amendment and restatement is effective for all amounts deferred on or after January 1, 2005. All grandfathered amounts earned and vested as of December 31, 2004 shall continue to be governed by the 2004 Plan in accordance with then applicable IRS guidance. All amounts earned or vested from January 1, 2005 through December 31, 2008 shall be governed by the terms of the Plan document, as modified by the operations of the Plan during such period in accordance with Code Section 409A and then applicable IRS guidance (including transition relief).
The growth and success of the Company depends on its ability to attract and retain the services of Directors of the highest competence, initiative, integrity and ability. The purpose of the Plan is to advance the interests of the Company and its stockholders through a deferred compensation program designed to attract, motivate and retain Directors. The Plan shall be unfunded for tax purposes.
I.    DEFINITIONS
For purposes of the Plan, the following words and phrases have the meanings indicated, unless a different meaning is clearly indicated by the context:
“2004 Plan” means the terms of The Toro Company Deferred Compensation Plan for Non-Employee Directors in place as of December 31, 2004.
“Account” means a book entry account established and maintained in the Company’s records in the name of a Participant pursuant to Articles II and III, and includes a Cash Account and a Common Stock Units Account.
“Administrative Committee” means the committee described in Section 6.2.
“Affiliate” means all persons with whom the Company would be considered a single employer under Code section 414(b) or 414(c).
“Beneficiary” means one or more individuals, trusts, estates or other entities, designated in accordance with, or otherwise determined under, Article V to receive benefits under the Plan upon the death of a Participant.
“Board” means the Board of Directors of the Company.
“Cash Account” means an Account with entries denominated in dollars, credited in accordance with Section 3.1(a).

“Change Election” means a Participant’s election under Section 4.2(b) to change the method of payment of amounts payable under the Plan, made in a manner prescribed by the Committee.
“Change of Control” means:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifteen percent (15%) or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, including, when the context requires, all regulations, interpretations and rulings issued thereunder.
“Committee” means the committee described in Article VI, and if an Administrative Committee has been appointed pursuant to Section 6.2, shall include such Administrative Committee.
“Common Stock” means the Company’s Common Stock, par value $1.00 per share, and related preferred share purchase rights, as such shares may be adjusted in accordance with Section 3.1(c).
“Common Stock Units Account” means an Account with entries denominated in Units (including fractions) that are credited in accordance with Section 3.1(b).
“Company” means The Toro Company, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.
“Deferral Election” means a Participant’s deferral election under Section 2.3 and related distribution election under Section 4.1 for each Plan Year, made in a manner and form prescribed by the Committee.
“Director” means any member of the Board who is not an employee of the Company, or of any Affiliate of the Company.
“Director’s Fees” means amounts payable to a Director as cash compensation (but not as reimbursement of expenses) or as stock grants or awards for serving on the Board, including retainer fees and meeting fees, if any.
“Equity Plan” has meaning described in Section 4.2(c).
“Fair Market Value” means the closing price of one share of Common Stock as reported by the New York Stock Exchange.
“IRS” means the Internal Revenue Service.
“Participant” means a Director who elects to participate in the Plan in accordance with Article II. An individual’s status as a Participant shall continue for as long as the individual has a balance credited to an Account under the Plan, even if the Participant is no longer a Director. A Beneficiary, a spouse or former spouse, or an executor or personal administrator of a Participant’s estate shall not be treated as a Participant even if such individual or the Participant’s estate has an interest in the Participant’s benefits under the Plan.

“Plan” means the Deferred Compensation Plan for Non-Employee Directors, as set forth in this document and amended from time to time.
“Plan Year” means the calendar year.
“Retirement” or “Retire(s)” means a Director’s “separation from service” from the Company and all Affiliates for any reason, including death. The determination of whether the Director has had a “separation from service” shall be made in accordance with Code Section 409A.
“Stable Return Fund Measure” means the earnings rate paid or credited from time to time on assets held in the Stable Return Fund, or such other fund established to replace the Stable Return Fund, under The Toro Company Investment, Savings and Employee Stock Ownership Plan, or its successor plan.
“Trust” means a trust established or maintained by the Company to be used in connection with the Plan to assist the Company in meeting its obligations under the Plan.
“Trustee” means the financial institution or individual acting at the time as trustee of the Trust.
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, (a) imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medications, may constitute an Unforeseeable Emergency; (c) the need to pay for the funeral expenses of a spouse, a Beneficiary or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Emergency; and (d) the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
“Unit” means a denomination that has a value equal to one share of Common Stock, subject to adjustment by the Committee in accordance with Section 3.1(c) of the Plan.

II.    ELIGIBILITY; PARTICIPATION; DEFERRAL

2.1	Eligibility
Any Director is eligible to participate in the Plan.

2.2	Participation
A Director may become a Participant in the Plan by completing and delivering to the Office of the Corporate Secretary a Deferral Election as provided under Section 2.3.

2.3	Deferral Election
(a)    Deadline for Delivery. A Director may elect to defer Director’s Fees by delivery of a completed Deferral Election not later than December 31 of the year prior to the Plan Year to which it relates. Notwithstanding the foregoing, in a year in which an individual first becomes a Director, the individual may submit a Deferral Election not later than 30 days after the date the individual becomes eligible to participate in the Plan, provided that the election shall be effective only with respect to Director’s Fees paid for services to be performed after the election becomes irrevocable.
(b)    Election Irrevocable. A Deferral Election is effective and becomes irrevocable upon the latest date it may be made under Section 2.3(a) with respect to the Plan Year (or portion thereof) to which it relates. A Participant may change a Deferral Election for a subsequent Plan Year by delivering a new Deferral Election to the Office of the Corporate Secretary not later than December 31 of the preceding Plan Year.
III.    CREDITING AND VESTING

3.1	Amounts to Be Credited to Accounts
(a)    Cash Account. A Participant’s Cash Account shall be credited with Director’s Fees payable in cash that were deferred pursuant to a valid Deferral Election. The Participant’s Cash Account shall be further credited with earnings at a rate and in a manner authorized by the Committee from time to time; provided that the earnings rate shall be based on a Participant’s selection from among fund choices made available by the Committee from time to time, and provided further that the choices available for a Cash Account shall not include a Common Stock fund. Earnings shall be credited as of the end of each business day that the Committee authorizes the Plan’s recordkeeping system to determine the value of gains and losses. Notwithstanding the foregoing, for Participants who did not make a one-time election as of October 31, 2006 to allocate all funds in all Accounts, past and future, so that earnings are based on the rate of return of one or more of the funds made available by the Committee as described above, the earnings shall be credited at a rate based on the Stable Return Fund Measure. The Committee will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses or liabilities, costs or expenses of any kind arising in connection with any designation of a fund or the Participant’s designation of a crediting rate fund.

(b)    Common Stock Units Account. A Participant’s Common Stock Units Account shall be credited with a number of Units equal to the number of shares of Common Stock that otherwise would have been issued to a Participant by way of a stock grant or award for Director’s Fees, but that were deferred pursuant to a valid Deferral Election.
(c)    Account Value. Subject to the second paragraph of this Section 3.1(c) the value of Units in a Common Stock Units Account shall fluctuate with the Fair Market Value of the Common Stock.
In the event of a corporate transaction involving the Company (including, without limitation, any merger, consolidation, recapitalization, reorganization, split off, spinoff, reclassification, combination, stock dividend, stock split, reverse stock split, repurchase, exchange, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend), the Committee shall adjust Accounts to preserve their benefits or potential benefits, which shall be consistent with any action taken by the Board with respect to adjusting the outstanding Common Stock. Action by the Committee may include (i) appropriate adjustments in the number of Units then credited to an Account; (ii) conversion of Units to other new or different securities into which the Common Stock may be converted; (iii) conversion to a cash balance, or (iv) any other adjustment the Committee determines to be equitable and consistent with the purposes of the Plan. In the event that Common Stock is converted into cash in connection with a corporate transaction described in this Section 3.1(c), the value of the Units in any Account shall be converted to a dollar amount by multiplying the number of Units in each Account by the Fair Market Value of a share of Common Stock on the date of the corporate transaction, and such amounts shall thereafter be credited with interest at a rate and in a manner consistent with Section 3.1(a). If the Trust is funded in the event of a Change of Control, the Trustee shall have authority to change the method of determining the interest crediting rate.
(d)    Time of Crediting. Director’s Fees deferred under the Plan shall be withheld and credited to a Participant’s Account as of the date they otherwise would be paid to the Participant, whether or not payment occurs during the Plan Year itself.
(e)    Dividends. In the event that the Company pays dividends on its Common Stock, the Common Stock Units Account shall be credited with additional Units (including fractions). The number of additional Units to be credited shall be determined by dividing the aggregate dollar value of the dividends that would be paid on the Units, if such Units were Common Stock, by the Fair Market Value of one share of the Common Stock on the dividend payment date.

3.2	Vesting
A Participant’s Cash Account and Common Stock Units Account shall at all times be fully vested, subject only to the Participant’s status as a general creditor of the Company, as provided in Article VIII.

IV.    DISTRIBUTIONS

4.1	Distributable Events
Distributions under the Plan shall be payable in accordance with a Participant’s Deferral Election upon the earliest of (i) Retirement, (ii) a specified date under Section 4.4, or (iii) an Unforeseeable Emergency under Section 4.5.

4.2	Method of Payment
(a)    Election of Method of Payment. A Participant may elect in the Participant’s initial Deferral Election and in a manner determined by the Committee (i) to receive Cash Account distributions in a single lump sum or in substantially equal monthly, quarterly or annual installments over a period of time not to exceed ten years, and (ii) to receive Common Stock Units Account distributions in either a single distribution or in annual installments over a period of time not to exceed ten years. If a Participant does not make a valid election with respect to the method of payment of benefits, then such benefits shall be payable in a single distribution. The amount of a Participant’s substantially equal installment payment will be determined when benefits commence and re-determined each subsequent January by dividing (i) the balance of the Participant’s Account that is subject to the installment distribution at the end of the month preceding the month in which the first payment for the calendar year is to be made by (ii) the number of installment payments remaining to be made.
(b)    Change in Method of Payment. A distribution election may be changed to an allowable alternative payment period by completing and submitting a Change Election to the Committee, in a manner approved by the Committee, or its delegate; provided, however, that an election submitted less than one year before the distribution is to commence shall not be given effect. Each Participant may make only one Change Election with respect to each applicable Plan Year deferral. The most recent effective Change Election received by the Office of the Corporate Secretary shall govern the payment. Such Change Elections are also subject to the following: (i) any change shall not take effect until at least 12 months after the date on which the Change Election is made; (ii) the Change Election must be made at least 12 months before the date the payment is scheduled to be made (or in the case of installment or annuity payments treated as a single payment, the date the first amount was scheduled to be paid); and (iii) in the case of a Change Election relating to payments other than on account of an Unforeseeable Emergency or the death of the Participant, the payment shall be deferred for a period of not less than five years after the date such payment would otherwise have been paid (or in the case of installment payments, five years after the date the first amount would otherwise have been paid).
(c)    Form of Payment. Any Account denominated in Units shall be payable only in shares of Common Stock, except that, in the Administrator’s discretion, cash may be paid for any fractional share. As provided in Section 4.2(a), distributions of Common Stock shall be made either in a single distribution or in annual installments. Common Stock to be distributed under this Plan, including for crediting dividends, will be issued under The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended from time to time, any predecessor plan, or any successor plan designated as such by the Board, that was in effect at the time of the deferral of the receipt of the Common Stock under this Plan (collectively the “Equity Plan”). The issuance of shares under the Equity Plan shall be subject to all of the terms and conditions of the Equity Plan, which terms and conditions are incorporated herein and made a part hereof with respect to such shares of Common Stock distributed under this Plan. In the event of any actual or alleged conflict between the Equity Plan and the provisions of this Plan, the provisions of the Equity Plan shall be controlling.

(d)    Default Distribution. As provided in Section 4.2(a), if a Participant does not make a valid election with respect to the payment of benefits, benefits payable under the Plan to or on behalf of the Participant shall be paid in a single distribution to the Participant, or in the event of the Participant’s death, to the Participant’s designated Beneficiary under the Plan. Any change in this default election must comply with Section 4.2(b).

4.3	Death Prior to Completion of Payment
If a Participant dies after Retirement but before the Participant’s Accounts are distributed in full, the remaining Account balance shall be paid to the Participant’s Beneficiary in a lump sum or, if the Participant has so elected, in installments. If a Beneficiary dies before the Beneficiary’s interest in the Participant’s Accounts are distributed in full, the remaining Account balance will be paid as soon as practicable in a single lump sum payment to the personal representative (executor or administrator) of the Beneficiary’s estate.

4.4	Distribution Prior to Retirement
A Participant may elect in the Participant’s Deferral Election to receive all or part of the balance of either or both of the Cash Account or the Common Stock Units Account in any specified year prior to Retirement. Except as provided in Section 4.5, no distribution date prior to Retirement shall be acceptable unless such date falls at least two Plan Years after the Plan Year for which the initial distribution election is made. A distribution in any year shall not exceed the aggregate of the balance of each of the Cash Account and Common Stock Units Account as of the last day of the Plan Year immediately prior to the Plan Year in which the distribution is made. Any distribution made pursuant to an election hereunder shall be made in a single lump sum in such distribution year.

4.5	Unforeseeable Emergencies
A Participant who experiences an Unforeseeable Emergency, as determined by the Committee based on the relevant facts and circumstances, may request a hardship withdrawal from the Participant’s Accounts under the Plan. Upon receiving such a request, the Committee (i) shall cancel the Participant’s deferrals under the Plan for the remainder of the Plan Year, and (ii) may make a distribution from the Participant’s Accounts. Withdrawals of amounts because of an Unforeseeable Emergency are permitted only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

4.6	Commencement of Distributions
Payment of a benefit shall begin in accordance with the provisions of this Section 4.6.
(a)    Retirement. If a benefit is payable because of a Participant’s Retirement (other than on account of death), the single lump sum distribution shall be made, or installment payments shall commence, in January immediately after the calendar year in which the Participant Retires. If the benefit is payable on account of the Participant’s death, payment shall be made, or commenced, as soon as practical, on or after the 15th day of the first month immediately following the month in which the death occurred, but not later than the last day of the calendar year immediately following the calendar year in which the Participant’s death occurred.
(b)    In-Service Distribution. If a Participant has properly made a specified date distribution election under Section 4.4, which is triggered under Section 4.1, payment shall be made in the January of the calendar year in which the Participant has elected to receive the in-service distribution, as set forth in Participant’s Deferral Election.

4.7	Acceleration or Delay of Distributions
The Committee in its sole discretion may exercise discretion to accelerate or delay the distribution of any payment under the Plan, if, and only to the extent, allowed under Code section 409A.
V.    BENEFICIARY DESIGNATION
Each Participant shall have the right to designate one or more Beneficiaries (including primary and contingent Beneficiaries) to receive any benefits payable under the Plan. A Participant shall have the right to change a Beneficiary by designating a new Beneficiary in a manner and on a form approved by the Committee.
If a Participant fails to designate a Beneficiary or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then payment shall be made to the personal representative (executor or administrator) of the Participant’s estate.
VI.    ADMINISTRATION OF THE PLAN

6.1	Committee Duties
The Plan shall be administered by the Committee, which shall consist of the Board, or such committee as the Board may appoint. Members of the Committee may be Participants. The Committee shall have the discretion and authority, subject to Section 7.1, to make amendments to the Plan or in its discretion it may recommend amendments to the Board for its action. The Committee shall have the discretion and authority to make, amend, interpret and enforce appropriate rules and regulations for the administration of the Plan and to decide or resolve, in its discretion, any and all questions involving interpretation of the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or by the Company.

6.2	Administrative Committee; Agents
The Committee may, from time to time, appoint an Administrative Committee and delegate to the Administrative Committee such duties and responsibilities (including the authority to make ministerial or administrative amendments to the Plan) with respect to the Plan as the Committee may determine. The Committee and the Administrative Committee may employ agents and delegate to them such duties as either Committee sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions
The decisions or actions of the Committee and the Administrative Committee with respect to the administration, interpretation and application of the Plan and the rules and regulations hereunder shall be final and conclusive and shall be binding upon all persons having any interest in the Plan.

6.4	Indemnity of Committee and Administrative Committee
The Company shall indemnify and hold harmless the members of the Committee, the Administrative Committee, and any agent or employee to whom the duties of the Committee or the Administrative Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct.

6.5	Claims Procedures
The Company intends to make payments under the Plan without requiring that a Participant submit a claim form. However, a Participant who believes a payment is due under the Plan may submit a claim for payments. The procedures in this Section 6.5 pertain to claims by Participants and Beneficiaries (“claimants”) for Plan benefits, consideration of such claims and review of claim denials. For these purposes, a “claim” is a request for benefits under the Plan, which must be made by the claimant in writing, filed with the Committee and must state the claimant’s name and the nature of benefits payable.
(a)    If a claim is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time after receipt of the claim by the Company. If written notice of the decision of the claim is not provided within 90 days, the claim shall be deemed denied.
(b)    If a claim is denied in whole or in part and if the claimant is dissatisfied with the disposition of the claim, the claimant may appeal the denied claim to the Committee for a review of the claim and its denial. A claimant must file a request for review of a denied claim within a reasonable period of time, not to exceed 60 days after receipt by the claimant of written notification of denial of a claim.

(c)    A decision by the Committee shall be made promptly after the receipt by the Committee of a request for review. If the decision on review is not furnished within 90 days, the claim shall be deemed denied on review.
VII.    AMENDMENT OR TERMINATION

7.1	Amendment
The Company reserves the power to amend or terminate the Plan at any time by action of the Committee, ratified by the Board; provided that no amendment shall decrease the then current balances of a Participant’s Accounts. No amendment of the Plan shall affect the rights of any Participant or Beneficiary who has become entitled to the distribution of benefits under the Plan as of the date of the amendment.

7.2	Termination
Although the Company anticipates that the Plan will continue for an indefinite period of time, it reserves the right to terminate the Plan at any time with respect to any or all Participants. Termination of the Plan shall not adversely affect the rights under the Plan of any Participant or Beneficiary who has become entitled to the payment of any Plan benefits as of the date of termination. Any acceleration of the time and form of payment as a result of the termination and liquidation of the Plan shall be in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).
VIII.    SOURCE OF PAYMENTS; NATURE OF INTEREST

8.1	Trust
The Company has established a Trust that may be used to pay benefits arising under the Plan and costs, charges and expenses relating thereto. Funds deposited in the Trust shall remain the sole and exclusive property of the Company. To the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay them.

8.2	No Alienation
Except as the Committee determines is required by law or order of a court of competent jurisdiction, neither Units credited to a Participant’s Accounts nor the benefits payable hereunder, including any rights or privileges pertaining thereto, may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, any person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.3	Unfunded Plan
The Plan shall at all times be considered entirely unfunded for tax purposes. Funds invested under the Trust shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of a bankruptcy (involvement in a pending proceeding under the Federal Bankruptcy Code) or insolvency (inability to pay debts as they mature). In the event of such a bankruptcy or insolvency, the Company shall notify the Trustee of the Trust in writing of such an occurrence promptly after the Company obtains knowledge of such occurrence. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and to the extent a Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make payments to the Participants in the future.

8.4	No Guaranty
Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in any trust or the assets of the Company will be sufficient to pay any benefit hereunder.

8.5	Transfers to the Trust
On the occurrence of a Change of Control, the Company shall transfer cash or property to the Account or Accounts maintained in the name of each affected Participant or Participants for the Plan under the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of such Participant or Participants under the Plan, plus any applicable fees. The Company may also transfer cash or property to the Accounts maintained for any Participant under the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable under the Plan at any time in the sole discretion of the Company. Thereafter, the Company may, and after a Change of Control it shall, for each Plan Year, transfer cash or property no later than 30 days after the end of the Plan Year in which the initial transfer occurs, and thereafter on each anniversary thereof, to such Account or Accounts maintained for the affected Participant or Participants under the Trust an amount equal to the additional benefit accrued under the terms of the Plan during and in relation to the most recent Plan Year then ended.

8.6	Voting of Stock
Participants shall not be entitled to voting rights with respect to Units held in their Accounts.

8.7	Unsecured General Creditor
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or of the Trust. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets including any assets of the Trust shall be, and remain until paid, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.

IX.    GENERAL PROVISIONS

9.1	No Right to Remain in Service
No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment and continuance of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

9.2	Incompetency
If any person who may be eligible to receive a benefit under the Plan has been declared incompetent and a conservator or other person legally charged with the care of such person or of the estate of such person has been appointed, any benefit payable under the Plan that the person is eligible to receive shall be paid to such conservator or other person legally charged with the care of the person or such person’s estate. Except as provided above, when the Committee has determined that such a person is unable to manage such person’s affairs, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

9.3	Corporate Changes
The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall continue after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VII.

9.4	Addresses
Each Participant shall keep the Company informed of the Participant’s current address and the current address of the Participant’s Beneficiary. The Company shall not be obligated to search for any person.

9.5	Limitations on Liability
Notwithstanding any of the provisions of the Plan to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

9.6	Inspection
Each Participant shall receive a copy of the Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of any rules and regulations that are used by the Company in administering the Plan.

9.7	Singular and Plural
Except when otherwise required by the context, any singular terminology shall include the plural.

9.8	Severability
If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.9	Discharge of Obligations
The payment of benefits under the Plan to a Participant or any Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant and any Beneficiary.

9.10	Governing Law
To the extent that it is not governed by United States federal law, the Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts of law rule or principle that might otherwise refer construction or interpretation of the Plan or a deferral election to the substantive law of another jurisdiction.

9.11	Successors
The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

9.12	No Assurance of Tax Consequences
Neither the Company nor the Board nor any other person guarantees or assures a Participant or Beneficiary of any particular federal or state income tax, payroll tax or other tax consequence of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions related to the tax consequences of participation.

9.13	Code Section 409A
The Plan is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) and conform to the current operation of the Plan. The terms of the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Code Section 409A and any official guidance issued thereunder.

THE TORO COMPANY

By:    /s/ Amy E. Dahl

Name: _Amy E. Dahl_________________

Title: Vice President, Human Resources